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                                                                  EXHIBIT (a)(9)

                                 Stephens Inc.



January 27, 1998


Board of Directors of
Sun Coast Industries, Inc.
2700 S. Westmoreland Ave.
Dallas, TX 75233

Gentlemen:

     We have acted as your financial advisor in connection with the proposed merger of Sun Coast Industries, Inc. (the "Company") with Saffron Acquisition Corp., a wholly owned subsidiary of Kerr Group, Inc. (the "Transaction"). This Transaction is expected to take the form of an all cash tender offer, followed by a merger of Saffron Acquisition Corp. with and into the Company. The terms and conditions of the Transaction are more fully set forth in the definitive merger agreement.

     You have requested our opinion as to the fairness to the shareholders of the Company from a financial point of view of the consideration to be received by such shareholders in the Transaction. In connection with rendering our opinion we have:

     (i) analyzed certain publicly available financial statements and reports regarding the Company;

     (ii) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;

     (iii) reviewed the reported priced and trading activity for the Common stock;

     (iv) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (v) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     (vi)    reviewed the definitive merger agreement and related documents;

     (vii) discussed with management of the Company the operations of and future business prospects for the Company;


                              Investment Bankers
   111 Center Street  Post Office Box 3507  Little Rock, Arkansas 72203-3507
                        501-374-4361  Fax 501-377-2674


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January 27, 1998
Page 2


        (viii) assisted in your deliberations regarding the material terms of the Transaction, and

        (ix) performed such other analyses and provided such other services as we have deemed appropriate.

        We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.

        As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. Stephens is receiving a fee, and reimbursement of its expenses, in connection with the issuance of this fairness opinion and for its role as financial advisor to the Company.

        Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the shareholders of the Company in the Transaction is fair to them form a financial point of view.

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January 27, 1998
Page 3

     This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders provided that we approve of such disclosures prior to publication.


                                       Very truly yours,


                                       /s/ STEPHENS INC.
                                       STEPHENS INC.